Exhibit 10.1 (a)

WellPoint, Inc. Stock Option Grant Letter

Name		Date
Address
City State	ID:
	Plan:	SIP1
Option Number:

I am pleased to inform you that the Compensation Committee of the WellPoint, Inc. (“WellPoint”) Board of Directors has granted you a non-statutory option to purchase XXXXXX shares of WellPoint’s common stock at a price of $XXX.XX per share effective XXXXXXXXX. pursuant to the WellPoint 2001 Stock Incentive Plan as Amended and Restated January 1, 2003 (the “Plan”).

When You Can Exercise the Option. If you are continuously employed by WellPoint or one of its subsidiaries at all times from the date of this letter through the applicable vest date below, the number of shares listed next to the vest date will vest and be fully exercisable by you.

Shares	Vest Type	Full Vest	Expiration

On Vest Date
On Vest Date
On Vest Date
On Vest Date
On Vest Date
On Vest Date

After your options vest, you may exercise those vested options and purchase the number of shares of WellPoint common stock at any time during your employment through the expiration date(s). Termination of your employment affects your options according to the reason for termination:

If your employment is terminated by you or WellPoint or its subsidiary without cause, you will have 45 days after termination to exercise your vested options. Options which have not vested at termination are forfeited.

If your employment terminates due to retirement (as defined from time to time by the Compensation Committee), unvested options will not be forfeited but will continue to vest according to the schedule set forth above. You will have five years from the date of retirement to exercise all options granted in this letter.

In the case of termination of your employment due to your death or disability (as defined in the applicable WellPoint long term disability benefits plan), all unvested options will immediately vest and may be exercised by you (or, in the case of death, your estate or personal representative) within five years from the date of termination.

In the event that a change in control (as defined in the Plan) occurs before your employment is terminated, unvested options will immediately vest and may be exercised by you during the remainder of the option term.

If your employment is terminated for cause (defined as serious misconduct in applicable Human Resources policies) even if on the date of termination you have met the definition of retirement or disability described above, then any unexercised options, whether vested or unvested, will be forfeited.

The Plan. The option and this letter are subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. A copy of the Plan and the prospectus describing the Plan are available on the WellPoint HR intranet under XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX. A paper copy of the Plan and the prospectus will be provided to you upon your written request to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department. In the event of any conflict between the provision of the Plan and the provisions of this letter, the Plan shall control and this letter shall be deemed modified accordingly. The letter and its terms shall be subject to interpretation by the Committee, whose interpretation shall be final and binding. The Committee may modify this letter, except that your consent is needed for any modification that would impair your rights under this letter.

Transferability of Option. This option is transferable only to the extent permitted by the terms of the Plan.

How to Exercise the Option. You do not have to exercise your option. If you do exercise your option, you do not have to purchase all of your vested shares of WellPoint common stock at one time. To exercise your option, you must deliver to WellPoint’s designated broker (1) notice stating the number of shares you have elected to purchase and (2) payment of the option exercise price for that number of shares. You may make payment of the option exercise price in cash. Alternatively, you may make payment of the exercise price by means of a “cashless exercise,” pursuant to which WellPoint common stock may be issued directly to a designated broker/dealer and immediately sold to cover the exercise price.

Compliance with Rule 144. The shares of WellPoint stock you receive upon the exercise of your option will have been registered under the Securities Act of 1933, as amended (the “1933 Act”). If you are an “affiliate” of WellPoint, as that term is defined in Rule 144, promulgated pursuant to the 1933 Act, you may not sell the shares of WellPoint stock received upon the exercise of your option except in compliance with Rule 144. Certificates representing shares of WellPoint stock issued to an “affiliate” of WellPoint may bear a legend setting forth such restrictions on the disposition or transfer of the shares of WellPoint stock as WellPoint deems appropriate to comply with federal and state securities laws.

IN WITNESS WHEREOF, WellPoint, by its duly authorized officer, has executed this amended grant agreement.

WellPoint, Inc.

By:
Chairman, Compensation Committee

WellPoint, Inc.

Stock Administration Department

120 Monument Circle

Indianapolis, IN 46204